PROSPECTUS Pricing Supplement No.3602

Dated September 7, 2000 Dated November 7, 2000

PROSPECTUS SUPPLEMENT Rule 424(b)(3)-Registration Statement

Dated September 5, 2000 No.'s 333-87367 and 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: November 16, 2000

Settlement Date (Original Issue Date): November 21, 2000

Maturity Date: November 21, 2002

Principal Amount (in Specified Currency): USD200,000,000

Price to Public (Issue Price): 100%

Agent's Discount or Commission: 0.20%

Net Proceeds to Issuer (in Specified Currency): USD199,600,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): One Month LIBOR plus 2 basis points

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: USD

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Monthly

Interest Payment Dates: On the 21st day of each month, commencing December 21, 2000.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month LIBOR plus 2 basis points.

(Floating Rate Notes)

Pricing Supplement No.3602

Dated November 7, 2000

Rule 424(b)(3)-Registration Statement

No.'s 333-87367 and 333-40880

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, at least two London Business Days prior to each Interest Reset Date.

Form of Notes:

■ DTC registered ☐ non-DTC registered

Repayment, Redemption and Acceleration:

Optional Repayment Date: N/A

Annual redemption Percentage Reduction: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Original Issue Discount

Amount of OID: N/A

Interest Accrual Date: N/A

Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Indexed Notes:

Currency Base Rate: N/A

(Floating Rate Notes)

Pricing Supplement No. 3602

Dated November 7, 2000

Rule 424(b)(3)-Registration Statement

No.'s 333-87367 and 333-40880

Additional Information:

General.

At September 30, 2000, the Company had outstanding indebtedness totaling $189.922 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2000 excluding subordinated notes payable after one year was equal to $189.224 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Nine Months ended

Year Ended December 31, September 30, 2000

1995 1996 1997 1998 1999

1.51 1.53 1.48 1.50 1.60 1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

Salomon Smith Barney Inc. is acting as agent in connection with the distribution of the Notes.

The Agent will receive a selling commission equal to 0.2% of the principal amount of the Notes.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.